Exhibit 99.1

NEWS RELEASE

Release No. 104-03-09

Contact:

Mary Cohn (Media Relations)

615.986.5886

Becky Barckley/Mike Kinney (Investor Relations)

615.986.5600

FOR RELEASE AT noon. (ET) MONDAY, MARCH 2, 2009

LP Announces Launch of Debt Offering

NASHVILLE, Tenn. (March 2, 2009) – Louisiana-Pacific Corporation (LP) (NYSE:LPX) today announced that it has commenced an offering of units (the “Units”) consisting of $350 million aggregate principal amount at maturity of Senior Secured Notes due 2017 (the “Notes”) and warrants (the “Warrants”) to purchase shares of LP common stock. The Units are expected to be issued at a discount to the face amount of the Notes.

LP intends to use the net proceeds from the offering for general corporate purposes, including retirement of outstanding indebtedness.

None of the Units, Notes, Warrants or LP common stock underlying the Warrants will be registered under the Securities Act of 1933, as amended, and the Units, Notes, Warrants or LP common stock underlying the Warrants may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where the offering would not be permitted. This press release contains information about a pending transaction, and there can be no assurance that this transaction will be completed.

SOURCE: Louisiana-Pacific Corporation (LP)

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